Exhibit 10.1

Myrexis, Inc.

Non-Employee Director Compensation Policy

(effective November 11, 2010)

The following is a description of the standard compensation arrangements under which Myrexis, Inc.’s (the “Company”) non-employee directors will be compensated for their service as directors, including as members of the various committees of the Company’s Board of Directors (the “Board”).

Annual Retainer	$35,000

Chairman of the Board	$50,000 additional retainer

Committee Chair Compensation

Audit Committee	$18,000 additional retainer

Compensation Committee	$14,000 additional retainer

Nominating and Governance Committee	$10,000 additional retainer

Committee Member Compensation
(other than each Committee Chair)

Audit Committee	$9,000 additional retainer

Compensation Committee	$7,000 additional retainer

Nominating and Governance Committee	$5,000 additional retainer

Per Meeting Fees	The Company will pay each non-employee director a per meeting cash fee of $2,000 for in-person attendance and $1,000 for telephonic attendance at any Board meetings in excess of five meetings per fiscal year. The Company will also pay each non-employee director a per meeting cash fee of $2,000 for in-person attendance and $1,000 for telephonic attendance at committee meetings in excess of five audit committee meetings, four compensation committee meetings, and three nominating and governance committee meetings, per fiscal year.

Stock Option Awards
Upon initial election*	25,000 options
Annually	16,250 options

*	Each non-employee director serving on the Board on the day following the date of the distribution of the Company’s shares of common stock by Myriad Genetics, Inc. to Myriad Genetics, Inc.’s stockholders will be considered a new non-employee director as of that date and will automatically, without any further action required by the Board, receive a non-qualified option to purchase 25,000 shares of common stock on that date.

All cash fees will be paid in four quarterly installments following each quarter of service. Non-employee directors will also reimbursed for their out-of pocket expenses incurred in attending meetings.

All options will be granted under the Company’s 2009 Employee, Director and Consultant Equity Incentive Plan (the “2009 Plan”).

Annual option grants will be granted automatically on the date of each annual meeting of the Company’s stockholders commencing in 2010 to each director who is (i) not an employee of the Company or any of its Affiliates (as defined in the 2009 Plan), or (ii) nominated or elected pursuant to or in satisfaction of a contractual obligation of the Company, provided that on such dates such director has been in the continued and uninterrupted service of the Company as a director since his or her election or appointment, and provided further that a director who was initially elected to the Board within six months of the annual meeting shall not receive an annual grant.

All options (i) will have an exercise price equal to the Fair Market Value (as defined in the 2009 Plan) per share of the Company’s common stock on the date of grant, (ii) will have a term of 10 years unless such director is terminated for Cause (as defined in the 2009 Plan), in which case the provisions of Paragraph 14 of the 2009 Plan shall apply, and (iii) will vest in full on the first anniversary of the date of grant, assuming continued membership on the Board, provided however, that (a) in the event of a Change of Control (as defined in the 2009 Plan) of the Company, outstanding options shall become fully exercisable as of the date of the Change of Control, (b) in the event of the death of a director, outstanding options shall become fully exercisable as of the date of death, and (c) in the event of the Disability (as defined in the 2009 Plan) of a director, outstanding options shall vest to the extent of a pro rata portion through the date of Disability of any additional vesting rights that would have accrued on the next vesting date had the director not become Disabled. The proration shall be based upon the number of days accrued in the current vesting period prior to the date of Disability.